Exhibit 6.8

AMALGAMATED SPECIALTY HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

BETWEEN

AMALGAMATED SPECIALTY HOLDINGS, INC.

AND

                         (“Grantee”)

Date of Grant:

Number of Units:

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT, made as of                     , between AMALGAMATED SPECIALTY HOLDINGS, INC. (the “Corporation”) and                      (the “Grantee”).

1. Grant of Restricted Stock Units

Pursuant to the provisions of the Amalgamated Specialty Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”), the Corporation hereby agrees to issue to Grantee                  Restricted Stock Units (the “RSUs”) at no cost to the Grantee. Each RSU represents the right to receive one share of Common Stock, subject to the terms and conditions of the Plan and subject to the further terms and conditions of this Agreement. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

The RSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Corporation. All amounts credited to such account shall continue for all purposes to be part of the general assets of the Corporation.

2. Vesting Period

Each RSU granted to the Grantee shall fully vest only after the earlier of the date on which (i) the Grantee has completed          year of continuous employment or service with the Corporation or a Subsidiary immediately following the date of grant set forth on the cover page of this Agreement (or such later date as may be specified in an attached Vesting Schedule, including a date that may be tied to the satisfaction of one or more Performance Goals) or (ii) unless otherwise specifically provided in an attached Vesting Schedule, the Grantee’s death or Disability.

In the event that any RSUs are unvested at the time of the Grantee’s termination of employment or service with the Corporation or a Subsidiary for any reason (other than the reasons specified in the immediately preceding paragraph to the extent specifically provided in an attached Vesting Schedule), including voluntary or involuntary termination or employment or service, whether or not such termination constitutes a Termination or Dismissal for Cause, such RSUs shall be forfeited to the Corporation by the Grantee at no cost to the Corporation, and the Grantee shall have no further rights with respect to such forfeited RSUs. Notwithstanding the foregoing, all unvested RSUs shall immediately become vested as of the date of a Change in Control.

3. Settlement

Upon vesting of any RSUs, the Corporation shall promptly (but no later than 30 days thereafter) deliver to the Grantee, or the Grantee’s beneficiary, without charge, (i) one share of Common Stock for each such vested RSU (“Vested Unit”) and (ii) cash equal to Dividend Equivalents, if any, credited with respect to each such Vested Unit or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents. Shares of Common Stock issuable upon vesting of RSUs may be issued either electronically through book-entry at the Corporation’s transfer agent or physically by one or more certificates representing the vested RSUs. Unless otherwise provided on the attached

Vesting Schedule, all or any portion of vested RSUs may, in the sole discretion of the Committee, be settled in cash in lieu of delivering shares of Common Stock, and the amount of such cash payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the RSUs vested.

4. Rights as a Shareholder

The Grantee shall have no rights or privileges of a shareholder (including, but not limited to, no right to vote) with respect to shares underlying RSUs until such RSUs have vested and shares of Common Stock underlying vested RSUs have been issued in settlement of such RSUs.

5. Optional Dividend Equivalents

If and to the extent specifically provided in an attached Vesting Schedule, each RSU may be credited with cash and stock dividends declared and paid by the Corporation with respect to one share of Common Stock based on dividend record dates between the Date of Grant set forth on the cover page hereof and the date of issuance of shares of Common Stock underlying the RSUs, together with interest on the amount of Dividend Equivalents at a rate and subject to such terms as determined by the Committee. Dividend Equivalents, if any, shall be credited with respect to each such Vested Unit and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon.

6. No Rights to Continued Employment or Service

Nothing contained in this Agreement or otherwise shall be construed to confer upon the Grantee any right to continue in the employ or service of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or any Subsidiary to terminate the Grantee’s employment or service at any time and for any reason. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Corporation and its determination shall be final.

7. Transferability

The Grantee shall not sell, transfer, pledge, assign or otherwise encumber any RSUs prior to the vesting of such RSUs, and the RSUs shall not be subject to execution, attachment, or similar process. The Corporation shall not be required (i) to transfer on its books, or authorize the Corporation’s transfer agent to transfer on its books, any RSUs purported to have been sold or otherwise transferred in violation of any of the provisions of the Plan or this Agreement, or (ii) to treat as owner of such RSUs, or accord the right to vote or to receive any dividends or other distributions, to any purchaser or other transferee to whom such RSUs have been purported to be so transferred.

8. Tax Matters

The Grantee agrees to make appropriate arrangements with the Corporation for satisfaction of any applicable federal, state or local income tax withholding requirements or like requirements, including payment to the Corporation, if requested, upon vesting of RSUs and issuance of shares of Common Stock. The Grantee has reviewed with the Grantee’s own tax advisor(s) the federal, state, and local tax consequences of acquiring the RSUs, and the Grantee is relying solely on such advisor(s) and not on any statements or representations by the Corporation or any of its agents. The Grantee understands and agrees that the Grantee shall be solely responsible for the Grantee’s tax obligations resulting from the transactions contemplated by this Agreement.

9. Securities Laws

Upon the issuance of the Common Stock, if any, Grantee will make or enter into such written representations, warranties and agreements as the Corporation may reasonably request in order to comply with applicable securities laws or with the Plan.

10. Governing Law

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and applicable federal law.

11. Grantee Bound by Plan and Vesting Schedule

The Grantee hereby acknowledges receipt of a copy of the Plan, prospectus and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference as part of this Agreement (including, without limitation, the clawback provisions of Section 11.10 of the Plan). In addition, the Grantee acknowledges receipt of a copy of the Vesting Schedule, and agrees to be bound by all the terms and provisions set forth in such Vesting Schedule, which Vesting Schedule is incorporated herein by reference as a part of this Agreement.

12. Headings

The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

13. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

14. Corporation’s Powers

No provision contained in this Agreement shall in any way terminate, modify, or alter, or be construed or interpreted as terminating, modifying, or altering any of the powers, rights, or authority vested in the Corporation or, to the extent delegated, in the Corporation’s delegate under the Plan, including, without limitation, the right to make certain determinations and elections with respect to the RSUs.

15. Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under the Grantee, including any personal representatives of the Grantee.

16. Notices

Any notice hereunder to the Corporation shall be addressed to Amalgamated Specialty Holdings, Inc., Attention:                     , and any notice hereunder to the Grantee shall be addressed to him or her at the address provided in the personnel records of the Corporation, subject to the right of either party to designate at any time hereafter in writing some other address.

17. Entire Agreement

This Agreement constitutes the entire understanding between the Corporation and the Grantee with respect to the subject matter hereof and no amendment, modification or waiver of this Agreement, in whole or in part, shall be binding upon the Corporation, unless in writing and signed by an authorized officer of the Corporation.

18. Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Grantee have executed and delivered this Agreement effective as of the date and year first above written.

AMALGAMATED SPECIALTY HOLDINGS, INC.

By:
Name:
Title:

BY SIGNING ABOVE, GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING PROVISIONS APPLICABLE TO THE RSUs SHALL BE SATISFIED, IF AT ALL, ONLY AS EXPRESSLY STATED IN THIS AGREEMENT (NOT AS A RESULT OF THE ISSUANCE OF THE RSUs).

AMALGAMATED SPECIALTY HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Vesting Schedule

Grantee Name:

Date of Grant:

Subject to such further limitations as are provided in this Agreement and the provisions of the Plan, this Restricted Stock Unit Award shall become exercisable, if at all:

[INSERT APPLICABLE VESTING SCHEDULE, INCLUDING PERFORMANCE GOALS, IF ANY]

[INSERT PROVISIONS RELATING TO DIVIDEND EQUIVALENTS, IF APPLICABLE]